                                                                  EXHIBIT 10.20





                                LEASE AGREEMENT



LANDLORD:        CAMBRIA VILLAGE SQUARE

TENANT:          WELLS FARGO BANK, NATIONAL ASSOCIATION

PREMISES:        Building J
                 1276 Tamson Drive
                 Cambria, California

                               TABLE OF CONTENTS

        Article                                                                                                              Page
        -------                                                                                                              ----
1.      BASIC LEASE INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

2 .     LEASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
        2.1       Premises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
        2.2       Construction of Tenant Improvements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3

                  2.2.1  Plans and Specifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                  2.2.2  Permits and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
                  2.2.3  Representations and Warranties
                         Re: Improvements . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . .     4

        2.3       Common Areas . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
        2.4       Parking  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5

3 .     TERM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . .     5
        3.1       Commencement of Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . .     5
        3.2       Options to Extend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . .     5

                  3.2.1  Exercise of options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                  3.2.2  Market Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                  3.2.3  Negotiation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
                  3.2.4  Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

        3.3       Option to Terminate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

4 .     RENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
        4.1       Base Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
        4.2       CPI Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

5.      ADDITIONAL CHARGES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
        5.1       Definition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
        5.2       Exclusions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
        5.3       Collection; Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
        5.4       Proration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
        5.5       Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
        5.6       Estimated Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
        5.7       Statements and Invoices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

6.      INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
        6.1       All Risk Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
        6.1.1     Landlord's Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
        6.1.2     Tenant's Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

       6.2       Comprehensive General Liability Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
       6.3       Course of Construction Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
       6.4       Insurance Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
       6.5       Waiver of Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

7.     TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
       7.1       Impositions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
       7.2       Personal Property Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

8.     SERVICES AND UTILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

9.     REPAIRS AND MAINTENANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
       9.1       Landlord's Repairs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
       9.2       Tenant's Repairs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
       9.3       Inspection of Premises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

10.    ALTERATIONS AND SIGNAGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
       10.1      Alterations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
       10.2      Signage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
       10.3      Alterations by Other Tenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

11.    USE AND COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       11.1      Use  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       11.2      Exclusive Use  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       11.3      Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       11.4      Use by Other Tenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

12.    DAMAGE AND DESTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
       12.1      Reconstruction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
       12.2      Rent Abatement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
       12.3      Excessive Damage or Destruction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

13.    EMINENT DOMAIN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
       13.1      Total Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
       13.2      Partial Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
       13.3      Landlord's Award . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       13.4      Tenant's Award . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

14.    DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       14.1      Events of Tenant Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

                 14.1.1   Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 14.1.2   Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

       14.2      Landlord'S Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

                 14.2.1   Election of Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                 14.2.2   Acceleration Prohibited . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

       14.3     Landlord's Default; Tenant's Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

15.    ASSIGNMENT AND SUBLETTING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

16.    OFFSET STATEMENT, ATTORNMENT AND SUBORDINATION; QUIET ENJOYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . .   21
       16.1     Offset Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
       16.2     Attornment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
       16.3     Quiet Enjoyment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

17.    ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
       17.1     Landlord's Indemnification of Tenant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
       17.2     Exclusions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
       17.3     Survivability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

18.    GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
       18.1     Holding Over  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
       18.2     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
       18.3     Successors Bound  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
       18.4     Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
       18.5     Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
       18.6     Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
       18.7     Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
       18.8     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
       18.9     Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
       18.10    Additional Conditions to Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
       18.11    Recording . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
       18.12    Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
       18.13    Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
       18.14    Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

       Exhibit A -- Site Plan
       Exhibit B -- Tenant Improvements
       Exhibit C -- Parking Plan

                                LEASE AGREEMENT


         THIS LEASE AGREEMENT (the "Lease") is, for reference purposes only, entered into this _________ day of May, 1994, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as tenant ("Tenant") and CAMBRIA VILLAGE SQUARE, as landlord ("Landlord").

                                    RECITALS

         A. Landlord is the fee owner of that certain shopping center commonly known as Cambria Village Square Shopping Center (the "Center") located at 1145-1201 Main Street, Cambria, California, consisting of several buildings (the "Buildings") as shown on the site map attached hereto as Exhibit A and by this reference incorporated herein, together with the parking lots, common areas and other improvements thereon (the "Common Areas").

         B. Landlord desires to lease the building commonly known as Building J located at 1276 Tamson Drive, Cambria, California, as depicted on the site map attached hereto as Exhibit A (the "Premises") which shall contain approximately 2,916 rentable square feet to Tenant, and Tenant desires to lease the Premises from Landlord pursuant to the terms, covenants and conditions set forth below.

         C. Except as expressly set forth below, all capitalized terms used in this Lease without definition shall be as defined in the Basic Lease Information section.

                                   AGREEMENT

         NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. BASIC LEASE INFORMATION. The information set forth in this Section (the "Basic Lease Information") is intended to supplement or summarize the provisions set forth in the balance of this Lease. Each reference in this Lease to any of the terms set forth below shall mean the respective information set forth next to such term as amplified, construed, or supplemented by the particular section of the Lease pertaining to such information. In the event of a conflict between the provisions of this Section and the balance of the Lease, the balance of the Lease shall control.

Landlord: Cambria Village Square

Landlord's                307 Bryant Street
Address:                  Ojai, California 93023

Tenant: Wells Fargo Bank, National Association, a national banking association

Tenant's Address:         Wells Fargo Bank, N.A.
                          Corporate Properties Group
                          111 Sutter Street, 22nd Floor
                          San Francisco, California 94163
                          Attn: Lease Administration

                          With copy to:.

                          Wells Fargo Bank, N.A.
                          Corporate Properties Group
                          333 So. Grand Avenue, Suite 840
                          Los Angeles, California 90071
                          Attn: Manager

Center: The shopping center commonly known as Cambria Village Square Shopping Center located at 1145-1201 Main Street, Cambria, California

Premises:                 Approximately 2,916 rentable square feet of Building J
                          commonly known as 1267 Tamson Drive, Cambria,
                          California, as depicted in the site map attached hereto as Exhibit A, subject to verification by Tenant's architect

Improvements:             The tenant improvements to be constructed by Tenant in
                          conformance with the specifications set forth in Exhibit B

Tenant's Share:           ______%


Commencement Date:        Upon full execution of this Lease

Rent Commencement
Date: Upon Tenant's opening for business, but in no event later than July 1, 1994

Expiration Date:          Ten (10) years following the Rent Commencement Date

Base Rent:             Period               Rent
                       ------               ----
                       Years 1-5            $1.10/sq.ft.
                       Years 6-10           $1.10/sq.ft. plus CPI increase with
                                            maximum cap of 24% effective at the
                                            beginning of the 6th lease year for
                                            the balance of the Initial Term

Options to Renew:      Two (2) consecutive options to extend the Initial Term
                       for an additional five (5) years each at 90% of Market
                       Rent.

Option to Terminate:   Tenant has the option to terminate the Lease effective
                       after the fifth (5th) lease year

2.       LEASE.

         2.1 PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, consisting of approximately 2,916 square feet of Building J as depicted on the site plan attached hereto as Exhibit A, upon all of the terms, covenants and conditions in this Lease.

         2.2 CONSTRUCTION OF TENANT IMPROVEMENTS. Landlord and Tenant shall cooperate in the construction of the tenant improvements (the "Improvements") as provided in Exhibit B. Promptly following the Commencement Date, the Improvements shall be constructed by Tenant, at Tenant's sole cost and expense, in a good and workmanlike manner with due diligence and in accordance with all applicable laws and in accordance with the Approved Space Plans (as defined in Section 2.2.1 below), provided, however, that Landlord shall promptly reimburse Tenant the sum of Forty-Three Thousand Seven Hundred Forty Dollars ($43,740) upon Tenant's submission of paid invoices or other evidence of payment by Tenant to contractors, suppliers, or materialmen for construction of the Improvements. Tenant agrees to use a licensed contractor to construct the Improvements.

                 2.2.1 PLANS AND SPECIFICATIONS. Tenant shall retain an architect of its choice to prepare the plans and specifications for the Improvements. Tenant shall cause its architect to furnish to Landlord for Landlord's approval, space plans sufficient to convey the architectural design of the Premises, including, without limitation, the location of doors, partitions, extraordinary electrical and telephone outlets, a typical office electrical and telephone plan, plumbing fixtures, heavy floor loads and other special requirements, together with ceiling plans (collectively the "Space Plans"). If Landlord shall disapprove of any portion of the Space Plans, Landlord shall advise Tenant of such disapproval, together with a detailed description of the basis for Landlord's disapproval, in writing. Landlord shall have a period of fifteen (15) days after the date of receipt of the Space Plans within which to approve or reject such plans. Any changes in the Space Plans, pursuant to rejection by Landlord of previously submitted Space Plans or otherwise, shall be submitted to Landlord for approval in the manner set forth above. Failure by Landlord to disapprove any portion of the proposed Space Plans submitted pursuant to this section within the specified fifteen (15) day time period shall be deemed to constitute Landlord's approval thereof as submitted. The Space Plans as approved from time to time by Landlord pursuant to this Section shall constitute the "Approved Space Plans". Tenant shall have the right, without further approval of Landlord, to construct the Improvements consistent with the Approved Space Plans, together with such changes thereto as may be requested or required by any applicable governmental authority.

                 2.2.2 PERMITS AND APPROVALS. Tenant shall be responsible for obtaining all permits and approvals necessary for the construction of the Improvements. From time to time, upon request by Tenant, Landlord shall execute such reasonable documents, petitions, applications and authorizations as may be necessary or appropriate, and shall, at no additional cost to Tenant, appear at or participate in such public hearings, staff meetings and similar gatherings, as are, in the good faith opinion of Tenant, necessary or appropriate for the purposes of obtaining such permits and approvals.

                 2.2.3 REPRESENTATION AND WARRANTY RE: IMPROVEMENTS. Tenant represents and warrants to Landlord that as of the Commencement Date, the Improvements shall be in full compliance with all applicable municipal, county, state and federal statutes, laws, ordinances, including, without limitation, the Americans with Disabilities Act (and all regulations promulgated thereunder).

         2.3 COMMON AREAS. Tenant, its employees, licensees, invitees, successors, assignees and subtenants shall have, as appurtenant to the Premises, the non-exclusive right in common with other tenants of the Center to use the common walkways, sidewalks, and driveways located on the Center and necessary for ingress and egress to the Premises and the parking area described in Section 2.4 below (collectively the "Common Areas")

         2.4 PARKING. During the Term of this Lease (as it may be extended from time to time) Tenant shall have, at no additional cost to Tenant, (i) the non-exclusive right to use short term parking stalls in the parking area appurtenant to the Premises (all of which shall be located in front of the Premises), as depicted on the Parking Plan attached hereto as Exhibit C; and
(ii) the right to use, in common with other tenants of the Center, such additional parking stalls on a non-exclusive basis in the parking area appurtenant to the Premises.

3.       TERM.

         3.1 COMMENCEMENT OF TERM. The term of this Lease shall commence upon the Commencement Date which shall be the date when all of Tenant's obligations hereunder commence, except for payment of Base Rent and Additional Charges. For purposes of this Lease, "open for business" means a date no later than thirty (30) days after the Improvements have been substantially completed in accordance with the Approved Space Plans and a certificate of occupancy has been issued by the governmental authority having jurisdiction thereof. The term of this Lease shall expire ten (10) years after the Rent Commencement Date (the "Initial Term"). Notwithstanding any provision to the contrary, if there is any existing ground lease, deed of trust, mortgage or other security instrument or agreement affecting the Premises in place as of the date this Lease is executed by Tenant, then the Commencement Date shall not occur until Landlord shall have obtained for Tenant a non-disturbance agreement in form satisfactory to Tenant assuring Tenant that neither Tenant's right to occupy the Premises nor any of Tenant's other rights and remedies under this Lease (including, without limitation, Tenant's rights upon a default by Landlord), shall be affected by the exercise of any rights which such party may have.

         3.2      OPTIONS TO EXTEND.

                 3.2.1 EXERCISE OF OPTIONS. Tenant shall have the options of extending the Initial Term for two (2) consecutive periods of five (5) years (each an "Extension Term") by giving written notice of Tenant's exercise to Landlord at least three (3) months prior to the expiration of the Initial Term or Extension Term, as the case may be. Upon exercise of such option by Tenant, this Lease shall automatically be extended for the duration of the Extension Term upon the same terms, covenants and conditions of this Lease except that Base Rent during each Extension Term shall be ninety percent (90%) of the Market Rent (defined in Section 3.2.2 below).

                 3.2.2 MARKET RENT. The term "Market Rent" shall mean the going market rental as of the date of the commencement of the

Extension Term for similar space in the area where the Premises is located, taking into consideration location, size, condition, permitted uses, and improvements (but excluding any alterations or personal property of Tenant installed in the Premises by Tenant at Tenant's expense) for a tenant proposing to sign a lease equal to the Extension Term, and passing on to Tenant (in the form of reduced Market Rent) of any cost-savings which would be realized by Landlord in extending the Lease, including, without limitation, any customary brokerage commissions which would have been paid relative to a nonrenewal tenant, and any free rent, tenant improvement allowance, or other tenant concessions that may then be customarily granted to prospective tenants.

                 3.2.3 NEGOTIATION. Commencing from the date that notice of Tenant's exercise of the option to extend the Initial Term or Extension Term is delivered to Landlord, and continuing thereafter for thirty (30) days ("Negotiation Period"), the parties shall negotiate in good faith the Market Rent. If the parties are unable to agree on the Market Rent prior to the expiration of the Negotiation Period, the matter shall be submitted into arbitration pursuant to terms and conditions set forth in Section 3.2.4 below.

                 3.2.4   ARBITRATION.

                         (a)      TWO APPRAISERS.  Within fifteen (15) days
after the expiration of the Negotiation Period and if the parties are still unable to agree on Market Rent, each party, at its own cost and by giving written notice to the other party, shall appoint a real estate appraiser, with a membership in the American Institute of Real Estate Appraisers ("MAI") and at least five (5) years' full-time commercial appraisal experience in the area where the Premises is located, to appraise and determine the Market Rent. If, in the time provided, only one (1) party shall give written notice of appointment of an appraiser, the single appraiser appointed shall determine the Market Rent. If two (2) appraisers are appointed by the parties, the two (2) appraisers shall independently, and without consultation, prepare an appraisal of the Market Rent within thirty (30) days after their appointment. Each appraiser shall deliver its respective appraisal after completion to the appointing party. The resulting appraisals of the Market Rent shall be opened by the parties and compared. If the value of the appraisals differ by no more than ten percent (10%) of the value of the higher appraisal, then the Market Rent shall be the average of the two (2) appraisals.

                         (b)      THREE APPRAISERS.  If the values of the
appraisals differ by more than ten percent (10%) of the value of the higher appraisal and the parties still cannot agree on Market Rent, then within ten (10) days after the date the appraisals are compared, the two (2) appraisers selected by the parties shall appoint a third similarly qualified MAI appraiser. If the two (2) appraisers fail to so select a third appraiser, a third similarly qualified MAI appraiser shall be appointed at the request of either Landlord or Tenant by the then Presiding Judge of the Superior Court of the State of California of the County in which the Premises is located. The two (2) appraisers shall each then submit his or her independent appraisal in simple letter form to the third appraiser stating his or her determination of the Market Rent (which determination may not be changed from that which was set forth in such appraiser's appraisal delivered to the appointing party). The sole responsibility of the third appraiser shall be to determine which of the determinations made by the first two (2) appraisers is most accurate. The third appraiser shall have no right to propose a middle ground or any modification of either of the determinations made by the first two (2) appraisers. The third appraiser's choice shall be submitted to Landlord and Tenant within fifteen (15) days after the third appraiser has received the written determination from each of the first two (2) appraisers. The Market Rent shall be determined by the selection made by the third appraiser from the determination submitted by the first two (2) appraisers.

                         (c)      COSTS.  Each party shall pay the fees and
expenses of their own appraiser, and fifty percent (50%) of the fees and expenses of, and the cost of appointing, the third appraiser.

                         (d)      CRITERIA.  Subject to the criteria set forth
in Section 3.2.2 above, the Market Rent shall be determined using the "market comparison approach". The appraisers shall use their best efforts to fairly and reasonably appraise and determine the Market Rent in accordance with the terms of the Lease, and shall not act as advocates for either Landlord or Tenant.

                         (e)      LIMITATION ON APPRAISERS' AUTHORITY.  The
appraisers shall have no power to modify the provisions of this Lease, and their sole function shall be to determine the Market Rent in accordance with Section 3.2.4.

         3.3 OPTION TO TERMINATE. At any time after the fifth (5th) lease year, Tenant shall have the option to terminate this Lease, at no cost to Tenant, which option may only be exercised by Tenant delivering to Landlord written notice of Tenant's election to terminate this Lease ("Termination Notice") but in no event less than nine (9) months before expiration of the fifth (5th) lease year. If Tenant should exercise such option, the

Lease shall be deemed to terminate on the expiration of the fifth (5th) lease year of the Term. Upon such termination, this Lease shall become null and void and of no further force or effect except as to any obligations which by their express terms survive the termination of this Lease and any unperformed obligations of either party applicable to the period prior to the date of termination. Upon termination of this Lease, if requested by Landlord, Tenant shall remove the Improvements and its personal property, repair any damage to the Premises caused by such removal and leave the Premises in a broom clean condition.

4.       RENT.

         4.1 BASE RENT. The annual Base Rent for each of the first five (5) years of the Initial Term shall be Thirty-Eight Thousand Four Hundred Ninety-One and 20/100 Dollars ($38,491.20) based on the rate of One and 10/100 Dollars ($1.10) per square foot per month for approximately 2,916 square feet, subject to verification by Tenant's architect. If the actual square footage of the Premises differs from 2,916 square feet, then an appropriate adjustment to the annual Base Rent shall be made. Commencing on the Rent Commencement Date, the annual Base Rent shall be payable in equal monthly installments. Tenant shall pay the Base Rent to Landlord in advance upon the first day of each calendar month following the Rent Commencement Date, at Landlord's address or at such other place designated by Landlord in a written notice to Tenant, without any prior demand therefor. If the Initial Term shall commence or end on a day other than the first day of a calendar month, then Tenant shall pay, upon the Rent Commencement Date or the first day of the last calendar month of this Lease, a pro rata portion of the Base Rent, prorated on a per diem basis.

         4.2     CPI ADJUSTMENT.  Effective as of the beginning of the sixth
(6th) year of the Initial Term (the "Adjustment Date"), the annual Base Rent for each of the last five (5) years of the Initial Term shall be determined by applying the cumulative percentage increases, if any, in the Consumer Price Index--Urban Consumers (Los Angeles-Long Beach, CA area; Base 1992-93 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics (the "Index"), for the calendar month (the "Comparison Month") which is three (3) months prior to the Commencement Date as compared with the Index for the Comparison Month immediately preceding the Adjustment Date, but in no event shall the total cumulative percentage increase exceed twenty-four percent (24%) nor shall the annual Base Rent during each of the last five (5) years of the Lease be less than the annual Base Rent for the first five (5) years of the Lease. Landlord shall calculate and give Tenant written notice of any increase in the annual Base Rent prior to, and Tenant shall pay the adjusted

Annual Rent as of, the Adjustment Date for the remaining five (5) year period. Should the Bureau of Labor Statistics discontinue the publication of the Index, or publish the Index less frequently, or alter the Index in some other manner, Landlord and Tenant may adopt a substitute index or procedure which reasonably reflects and monitors increases in consumer prices.

5. ADDITIONAL CHARGES. Commencing on the Rent Commencement Date, Tenant shall, as additional charges hereunder (the "Additional Charges"), pay to Landlord the Tenant's pro rata share of the Operating Expenses, as defined and limited below, actually incurred by Landlord for maintaining and operating the Common Areas on the east side of Tamson Drive.

         5.1 DEFINITION. Tenant's pro rata share of the Operating Expenses shall be determined by dividing the rentable square footage of the Premises by the total rentable square footage of the Buildings. Subject to the limitations set forth in section 5.2 below, "Operating Expenses" shall include only the following: (i) premiums paid by Landlord for insurance procured pursuant to
Article 6 to insure the Buildings and the Common Areas appurtenant thereto (excluding the Improvements and Tenant's personal, property); (ii) all actual and direct costs of maintaining, repairing and servicing the Common Areas appurtenant to the Buildings and the roof covering the Premises; (iii) sums for amortization over the reasonable life of any capital improvements made to the Buildings and the Common Areas appurtenant thereto and required to meet new governmental regulations not in effect as of the Commencement Date; (iv) reasonable charges for heat, water, gas, electricity and other utilities used or consumed in the Common Areas appurtenant to the Buildings; (v) all direct and actual costs to supervise and administer the Buildings and the Common Areas appurtenant thereto; and (vi) all parking charges, utilities surcharges, or any similar costs levied, assessed or imposed by or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority in connection with the use of the Common Areas appurtenant to the Buildings.

         5.2 EXCLUSIONS. Operating Expenses shall not include the following: (i) legal fees, brokerage commissions, advertising costs, or other related expenses incurred in connection with the leasing of the Buildings of the Center; (ii) repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the design, materials or workmanship of the Center or Common Areas or to comply with any requirements of any governmental authority in effect as of the Commencement Date; (iii) any capital improvements, alterations or expenditures (including, without limitation, reroofing of the roof or replacement of any heating, ventilation and air conditioning ("HVAC") units) except as may be required to meet new governmental regulations not in effect as of the Commencement Date; (iv) damage and repairs attributable to fire or other casualty; (v) damage and repairs covered under any insurance policy carried by Landlord in connection with the Center or Common Areas; (vi) damage and repairs necessitated by the negligence or willful misconduct of Landlord or Landlord's employees, contractors or agents; (vii) executive salaries or salaries of service personnel to the extent that such service personnel perform services not solely in connection with the management, operation, repair, or maintenance of the Center or Common Areas; (viii) Landlord's general overhead expenses not related to the Center; (ix) payments of principal or interest on any mortgage or other encumbrance affecting the Center; (x) legal fees, accountants' fees and other expenses incurred in connection with disputes with tenants or other occupants or associated with the enforcement of any leases or defense of Landlord's title to or interest in the Center or any part thereof; (xi) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering space for other tenants or other occupants or vacant space in the Center; (xii) costs incurred due to violation by Landlord or any other tenant in the Center of the terms and conditions of any lease; (xiii) all costs that are reimbursable by insurance or chargeable to another tenant or other occupant of the Center; (xiv) the cost of any utilities unless such utilities were consumed solely in the Buildings; (xv) any management fees exceeding ten percent (10%) of the Operating Expenses; and (xvi) any other expense which, under generally accepted accounting principles and practice, would not be considered a normal maintenance and operating expense.

         5.3 COLLECTION; AUDIT. Landlord shall not collect in excess of one hundred percent (100%) of operating Expenses, or any item of cost more than once. There shall not be included in Operating Expenses any costs in excess of those that would be reasonably incurred by prudent operators and managers of first-class shopping centers in the San Luis Obispo/Cambria area. All Operating Expenses shall be determined in accordance with generally accepted accounting principles and practices, consistently applied. Landlord's statement of Operating Expenses shall be certified by a Certified Public Accountant or signed and certified to be correct by Landlord. At any time Tenant shall have the right to challenge the accuracy of any Operating Expenses and if Tenant challenges any Operating Expenses, Landlord shall make Landlord's books and supporting documents available to Tenant and Tenant may inspect the same. Tenant shall pay the cost and expenses of such audit, unless such audit shows a discrepancy of at least two percent (2%) of Operating

Expenses, in which event Landlord shall pay the costs and expenses of such audit.

         5.4 PRORATION. Any operating Expenses attributable to a period which falls only partially within the Initial Term or Extension Term shall be prorated between Landlord and Tenant based on the actual number of days elapsed so that Tenant shall pay only that proportion thereof which the part of such period within the Initial Term or Extension Term bears to the entire period.

         5.5 SURVIVAL. Any such sum payable by Tenant which would not otherwise be due until after the date of the termination of this Lease, shall, if the exact amount is uncertain at the time that this Lease terminates, be paid by Tenant to Landlord upon final determination of the exact amount. Tenant shall have no obligation to pay Additional Charges or adjustments to Base Rent unless a notice of such obligation or adjustment is received by Tenant within three (3) months of the date such Additional Charge was to be billed or adjustment to Base Rent was to have been made.

         5.6 ESTIMATED PAYMENTS. Prior to the commencement of each of Landlord's accounting years of the Initial Term, Landlord shall make a reasonable estimate of Tenant's Share of the Operating Expenses (exclusive of real estate taxes and insurance premiums which shall be paid by Tenant as and when they are paid by Landlord) and Tenant shall pay to Landlord on the first of each month in advance, one-twelfth (1/12) of Landlord's estimated amount.
In no event shall Landlord's estimate of Operating Expenses payable by Tenant hereunder for any year subsequent to the first year of the Initial Term exceed the actual Operating Expenses paid by Landlord during the prior year by more than ten percent (10%). Within thirty (30) days of the end of each year Landlord shall forward to Tenant a statement of the actual Operating Expenses for such year which statement shall include a comparison of such year's Operating Expenses with the prior year showing charges in each category by percentage and dollar amount. There shall be an adjustment made to account for any difference between the actual and the estimated Operating Expenses for the previous year. If Tenant has overpaid the amount of Additional Charges owing pursuant to this provision, Tenant shall subtract the amount of such overpayment from the next payment of Base Rent and Additional Charges; provided, that in the case of an overpayment for the final lease year, Landlord shall refund such overpayment to Tenant within thirty (30) days after the end of the Initial Term or Extension Term. If Tenant has underpaid the amount owing pursuant to this provision, Tenant shall pay the amount of such underpayment to Landlord within thirty (30) days after receipt of Landlord's written demand accompanied by a statement of Operating Expenses. Tenant shall not be obligated to pay such amount in the event that Tenant challenges Operating Expenses unless and until such challenge is complete and Tenant is satisfied that such Operating Expenses are payable to Landlord.

         5.7 STATEMENTS AND INVOICES. Landlord shall maintain full and accurate books and records with regard to all Additional Charges for a period of not less than three (3) years. All statements, invoices and correspondence regarding Additional Charges shall be sent to Tenant at Tenant's address as set forth in the Basic Lease Information and shall contain thereon or therein, for reference purposes, the address of the Premises and the following number:
"AU_______".

6.       INSURANCE.

         6.1     ALL RISK COVERAGE.

                 6.1.1 LANDLORD'S INSURANCE. Landlord shall procure and maintain during the Initial Term and any Extension Term "all risk" property insurance with respect to the Buildings (excluding the Improvements and Tenant's personal property) and the Common Areas appurtenant thereto, in amounts equal to one hundred percent (100%) of the full insurance replacement value (including debris removal and demolition), and so as to prevent the application of co-insurance provisions.

                 6.1.2 TENANT'S INSURANCE. Tenant shall procure and maintain during the Initial Term and any Extension Term, at its expense, insurance ("Personal Property Insurance") covering the Improvements, any other leasehold improvements paid for by Tenant, and Tenant's personal property from time to time in, on, or at the Premises, in an amount not less than eighty percent (80%) of the full replacement cost, and to provide protection against events protected under "Fire and Extended Coverage," as well as against sprinkler damage, vandalism, and malicious mischief.

         6.2 COMPREHENSIVE GENERAL LIABILITY INSURANCE. Each party shall procure and maintain during the Initial Term or Extension Term, at its sole cost and expense, a policy or policies of comprehensive general liability insurance on an "occurrence" basis against claims for personal injury liability, including, without limitation, bodily injury, death, or property damage liability with a limit of not less than Three Million Dollars ($3,000,000.00) to cover personal injury to any number of persons or of damage to property arising out of any one occurrence. Nothing in this Lease shall prevent Tenant from carrying any of the insurance required of Tenant hereunder in the form of a blanket insurance policy or policies which cover other properties owned or operated by Tenant in addition to the Premises, or to self-insure against such casualties or liabilities.

         6.3 COURSE OF CONSTRUCTION INSURANCE. Tenant shall procure and maintain, during the period of construction for the Improvements, a Course of Construction insurance policy in an amount equal to the replacement cost of the Improvements.

         6.4 INSURANCE CERTIFICATES. Each party shall furnish to the other prior to the Commencement Date, and thereafter within thirty (30) days prior to the expiration of each such policy, a certificate of insurance issued by the insurance carrier of each policy of insurance carried hereunder. The certificates shall expressly provide that such policies shall not be cancelable or subject to reduction of coverage or otherwise be subject to modification except after thirty (30) days' prior written notice to the other party required to be named as additional insureds in this Section 6.4. Each party and its successors and assigns, and any nominee of Landlord holding any interest in the Lot (but only if previously requested and named by Landlord to Tenant in writing), including, without limitation, any ground lessor and the holder of any fee or leasehold mortgage, shall be named as additional insureds under each such policy of insurance maintained by the other pursuant to this Lease.

         6.5 WAIVER OF SUBROGATION. The parties hereby release each other, and their respective successors and assigns, from any claims for damage to any person, the Premises, the Building, or Common Areas, or to the fixtures, personal property, and alterations in the Premises, Building, or Common Areas that are caused by or result from risks insured against under any insurance policies carried by the parties and in force at the time of any such damages. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy carried with respect to the Building, Premises or Common Areas. If the insurance cannot be obtained without undue expense, the other party is relieved of the obligation to obtain a waiver of subrogation rights with respect to the particular insurance involved, provided such party gives written notice to the other of such inability to obtain the policy in question.

7.       TAXES.

         7.1 IMPOSITIONS. All ad valorem real estate taxes relating to the Center, Premises, or Common Areas shall collectively be referred to as "Impositions." Notwithstanding the foregoing, the following shall not constitute Impositions for purposes of this Lease: (i) any state, local, federal, personal or corporate income tax measured by the income of Landlord; (ii) any estate, inheritance taxes, or gross rental receipts tax; (iii) any franchise, succession or transfer taxes; (iv) interest on taxes or penalties resulting from Landlord's failure to timely pay taxes; (v) two-third (2/3) of any increases in real property taxes attributable to the reassessment of the Center (or any portion thereof) upon the sale or other transfer of the Center (or any portion thereof) in the first twelve (12) months after any such reassessment; (vi) one-third (1/3) of any increases in real property taxes attributable to the reassessment of the Center (or any portion thereof) upon the sale or other transfer of the Center (or any portion thereof) in the second twelve (12) months after any such reassessment; or (vii) any taxes which are essentially payments to a governmental agency for the right to make improvements to the Center or surrounding area. Tenant shall pay or cause to be paid, prior to delinquency, the Impositions assessed directly to Tenant by the county assessor for the Premises, but if the county assessor does not directly assess the Impositions to Tenant, Tenant shall reimburse Landlord for a pro rata share of the Impositions paid by Landlord, such reimbursement being equal to the same percentage as Tenant's Share of the Operating Expenses. If the Impositions may be paid in annual or other periodic installments, Landlord shall elect to pay the Impositions in installments over the maximum period permitted by law. Such reimbursement shall be made by Tenant at such time as the subject Impositions are paid by Landlord but in no event later than thirty (30) days after Tenant's receipt of proof of payment of such Impositions from Landlord.

         7.2 PERSONAL PROPERTY TAXES. Tenant shall pay or cause to be paid, prior to delinquency, any and all taxes and assessments levied upon all trade fixtures, inventories and other personal property placed in and upon the Premises by Tenant and owned by Tenant.

8. SERVICES AND UTILITIES. Landlord shall provide the Premises with separate meters for electricity, gas and water. Tenant shall directly contract for electricity, gas, water and janitorial services to the Premises. Landlord shall provide to the Common Areas appurtenant to Buildings J and F, such janitorial services, utilities, security, and maintenance as required for the comfortable use and occupancy of the Common Areas. Tenant shall also be permitted reasonable access to the roof of Building J to install, maintain and replace satellite dishes and/or other telecommunication equipment. If there is any interruption in the services or utilities required to be provided by Landlord, and such interruption substantially interferes with Tenant's use or enjoyment of the Premises or Tenant's conduct of business for more than two (2) continuous business days, Tenant shall have the right to abate payments of Base Rent and Additional Charges otherwise payable under this Lease.

9.       REPAIRS AND MAINTENANCE.

         9.1 LANDLORDS REPAIRS. Landlord shall at all times operate and maintain the Center and all Common Areas in accordance with standards not less than those customarily followed in the operation and maintenance of first-class shopping centers in the San Luis Obispo/Cambria area. Such operation and maintenance shall be undertaken in the most efficient and cost effective manner so as to minimize Operating Expenses. Except for repairs specifically required to be made by Tenant under this Lease, Landlord shall at all times keep, replace and maintain in good condition, order and repair: (i) all portions of the Center which are not a part of the Premises; (ii) all portions of the roof, roof structures and supports (and including Tenant's interior ceiling damaged from leaking), of the Premises; (iii) all driveways, sidewalks, parking areas and all other Common Areas and facilities thereof; and (iv) any damage to the Premises caused by the willful act or the negligence of the Landlord or its agents. Notwithstanding the above, Tenant shall be responsible for the cost of repair of any damage caused by the willful misconduct or negligence of Tenant or its agents.

         Tenant shall give Landlord notice of any such repairs as may be required under the terms of this Lease and Landlord shall proceed forthwith to effect the same with reasonable diligence, but in no event later than thirty
(30) days after having received such notice. If Landlord fails to repair or maintain the Premises within the thirty (30) day period provided herein, Tenant may perform the repairs or maintenance and deduct the reasonable cost thereof from the Base Rent next coming due, in addition to any other remedies Tenant may have at law or in equity. In the event of an emergency Tenant shall be empowered to undertake immediate repairs of such nature as would be Landlord's responsibility and notify Landlord promptly after such repairs have been undertaken. Tenant may deduct the cost thereof from the Base Rent next coming due.

         9.2 TENANT'S REPAIRS. Tenant shall keep the exterior (excluding the roof, roof structures and supports) and the interior of the Premises in good condition, order and repair, excepting items to be maintained and repaired by Landlord as provided above, conditions covered under any warranties of Landlord's contractors, damage by fire and other casualties, acts of governmental authorities, acts of God and the elements, and ordinary wear and tear. Tenant, at Tenant's sole cost and expense, shall promptly replace all plate glass windows and other glass forming part of the Premises which may be damaged or broken with glass of the same quality and strength. Notwithstanding the above, Landlord shall be responsible for the cost of repair of any damage caused by the willful misconduct or negligence of Landlord or its agents.

         9.3 INSPECTION OF PREMISES. Subject to Tenant's reasonable security requirements, Landlord may, at reasonable times and with Tenant's prior written consent, which consent shall not be unreasonably withheld, enter the Premises to complete construction undertaken by Landlord on the Premises or the Center, to inspect, clean or repair the same, or to show the Premises to prospective purchasers, tenants and lenders. Landlord shall conduct such activities in a manner which will cause the least possible inconvenience, annoyance or disturbance to Tenant and Tenant's business.

10.      ALTERATIONS AND SIGNAGE.

         10.1 ALTERATIONS. Except for the Improvements (which shall be governed by Section 2.2 above) and any structural work affecting the Premises (with respect to which Landlord's consent shall be required), Tenant may, at any time during the Initial Term or Extension Term of this Lease at Tenant's own expense, make such improvements, alterations and additions and may install such fixtures and equipment (including, without limitation, a reasonable number of exterior automatic teller machines, night depository boxes and other customary banking fixtures) (collectively the "Alterations") upon or to the Premises including the interior or exterior thereof as Tenant deems desirable for the conduct of its business, without Landlord's consent. Tenant agrees that all Alterations shall be done in a good and workmanlike manner, in conformity with applicable building codes and without endangering the structural integrity of the Premises. The ownership interest in the Improvements, all Alterations and signs installed by Tenant (pursuant to Section 10.2 below) shall remain in Tenant whether or not affixed to or attached to the Premises, and Tenant shall have the right, but shall not be required during the Initial Term or Extension Term, to remove from the Premises at any time and from time to time, all or any part of such Improvements, Alterations or signs, provided such removal shall not cause structural injury to the Premises.

         10.2 SIGNAGE. During the Initial Term or Extension Term of this Lease, Tenant shall have the maximum signage that may be installed on the Premises as permitted by local regulatory ordinances and the right to pursue and install a monument sign along Main Street near the Premises. All such signage shall be developed and approved by both Landlord and Tenant, and shall be installed by Tenant, at Tenant's sole cost and expense, in accordance with all applicable codes and regulations.

         10.3 ALTERATIONS BY OTHER TENANTS. If any one or more of the other tenant(s) of the Center should desire to make any alterations which may have a material impact on Tenant's use or enjoyment of the Premises, Landlord shall first notify Tenant in writing of such alteration (which notice shall include an adequate description of such alteration), and shall obtain Tenant's prior written approval of such alteration, which approval shall not be unreasonably withheld or delayed.

11.      USE AND COMPLIANCE WITH LAWS.

         11.1 USE. Tenant may use the Premises for Tenant or Tenant's affiliates to provide banking or any other financial services or any office or administrative services in support thereof, or both; provided that if Tenant desires to assign the Lease or sublet all or any portion of the Premises, then the Premises may be used for any legal use which is compatible with the applicable zoning and the overall nature, quality and tenant mix of the Center.

         11.2 EXCLUSIVE USE. So long as Tenant operates a full service retail bank branch in the Premises, Tenant shall have the exclusive right in the Center to provide banking and other financial services, and Landlord shall not lease to, or permit any other space within the Center to be used (including, without limitation, use for automatic teller machines) by any financial institution, commercial or savings bank, savings and loan association, credit union, or any other entity offering the services of a financial institution (whether with or without federally insured deposits).

         11.3 COMPLIANCE WITH LAWS. Tenant shall faithfully observe, in Tenant's use of the Premises, all municipal, county, state, federal and other applicable governmental entities' requirements which are now in force, or which may hereafter be in force. Subject to the foregoing, Landlord shall be solely responsible for complying with the requirements of all municipal, county, state, federal and other applicable governmental entities' requirements which are now in force, or which may hereafter be in force, pertaining to the Center and Common Areas.

         11.4 USE BY OTHER TENANTS. Landlord shall not permit any other tenant, subtenant or licensee of the Center to use the Center (or any portion thereof) for A use which is not compatible with the applicable zoning and the overall nature, quality and tenant mix of the Center.

12.      DAMAGE AND DESTRUCTION.

         12.1 RECONSTRUCTION. If the Premises is damaged or destroyed during the Initial Term or Extension Term, Tenant shall diligently repair or rebuild the damaged or destroyed areas to substantially the condition in which they existed immediately prior to such damage or destruction.

         12.2 RENT ABATEMENT. Base Rent and Additional Charges due and payable hereunder shall be abated proportionately during any period in which, by reason of any such damage or destruction, Tenant reasonably determines that there is substantial interference with the operation of Tenant's business in the Premises. Such abatement shall continue for the period commencing with such damage or destruction and ending with the date the business may be fully resumed on the Premises, as reasonably determined by Tenant. If Tenant determines that continuation of business is not practical pending reconstruction, Base Rent and Additional Charges due and payable hereunder shall abate until business is fully resumed.

         12.3 EXCESSIVE DAMAGE OR DESTRUCTION. If the Premises is damaged or destroyed to the extent that the Premises cannot, with reasonable diligence as determined by Tenant, be fully repaired or restored by Tenant within one hundred twenty (120) days after the date of the damage or destruction, Tenant may terminate this Lease, in which event Tenant shall assign to Landlord any and all rights to payment under insurance policies insuring the Premises as procured pursuant to Section 10 above. Tenant shall within thirty (30) days of such damage or destruction determine whether the Premises can be fully repaired or restored within the one hundred twenty (120) day period, and notify Landlord of such determination and, if Tenant has elected to terminate, of Tenant's election to terminate.

13.      EMINENT DOMAIN.

         13.1 TOTAL CONDEMNATION. If the whole of the Premises is acquired or condemned by eminent domain, inversely condemned or sold in lieu of condemnation, for any public or quasi-public use or purpose ("Condemned"), then this Lease shall terminate as of the date of title vesting in such proceeding, and Base Rent and Additional Charges shall be adjusted as of the date of such termination. Landlord shall immediately notify Tenant of any such occurrence.

         13.2 PARTIAL CONDEMNATION. If any part of the Premises is partially Condemned, and such partial condemnation renders the Premises unusable for the business of the Tenant, as reasonably determined by Tenant, or in the event a substantial portion of the Center is Condemned, as reasonably determined by Tenant, then this Lease shall terminate as of the date of title vesting in such proceeding and Base Rent and Additional Charges shall be adjusted to the date of termination. If such condemnation is not sufficiently extensive to render the Premises unusable for the business of Tenant as reasonably determined by Tenant, or less than a substantial portion of the Center is Condemned, then Landlord shall promptly restore the Premises to a condition comparable to its condition immediately prior to such condemnation less the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting the Base Rent shall be proportionately reduced.

         13.3 LANDLORD'S AWARD. If the Premises are wholly or partially Condemned, then, subject to the provision of Section 13.4 below, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any right or claim to any part thereof from Landlord or the condemning authority, except as set forth in Article 13.4, below.

         13.4 TENANT'S AWARD. Tenant shall be entitled to seek a separate award on its own behalf for (i) a sum equal to the value of Tenant's leasehold interest under this Lease; (ii) any and all costs or loss which Tenant may incur in removing or relocating Tenant's merchandise, furniture, fixtures, leasehold improvements and equipment to a new location; (iii) any loss of goodwill occasioned to Tenant's business; and (iv) the value of the Improvements and any other leasehold improvements made to the Premises by Tenant.

14.      DEFAULT.

         14.1 EVENTS OF TENANT DEFAULT. The occurrence of any of the following events shall constitute an "Event of Default" on the part of Tenant following written notice from Landlord:

                 14.1.1 PAYMENT. Failure to pay any installment of Base Rent, Operating Expense, Additional Charge or other monies due and payable hereunder ("Monetary Defaults") continuing for ten (10) days after Tenant's receipt of written notice that said payment is overdue from Landlord; or

                 14.1.2 PERFORMANCE. Material default in the performance of any of Tenant's covenants, agreements or obligations hereunder (except Monetary Defaults) continuing for thirty (30) days after Tenant's receipt of written notice thereof from Landlord. Notwithstanding the above, if the cure of any such default cannot reasonably be completed within such thirty (30) day period, there shall be no Event of Default so long as

Tenant shall have commenced to cure such default within said thirty (30) day period and diligently prosecutes said cure to completion.

         14.2    LANDLORD'S REMEDIES.

                 14.2.1 ELECTION OF REMEDIES. Upon the occurrence of an Event of Default, Landlord, as its exclusive remedy against Tenant for the recovery of Base Rent due under this Lease, may do either of the following: (i) without re-entry into the Premises institute suit from time to time for the recovery of past due Base Rent, or (ii) re-enter the Premises pursuant to process of law and dispossess Tenant and all other occupants therefrom and remove and store all property therein in a public warehouse or elsewhere at the cost and for the account of Tenant; and in such event Landlord may make such alteration and repairs as may be necessary in order to relet the Premises, and may relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord may deem reasonably advisable.
Upon each such reletting all rentals and other sums received by Landlord from such reletting shall be applied in the following order: (a) to the payment of any indebtedness other than Base Rent due hereunder from Tenant to Landlord;
(b) to the payment of any costs and expenses of such reletting including reasonable brokerage fees and costs of such alterations and repairs (all of the aforementioned items in (a) and (b) being collectively referred to as "Other Damages"), and (c) to the payment of Base Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Base Rent as the same may become due and payable by Tenant hereunder. If such rentals and other sums received from such reletting during any month are less than the Base Rent to be paid during that month by Tenant hereunder, Tenant shall pay such deficiency to Landlord; if such rentals and sums shall be more, Tenant shall have no right to the excess. Such deficiency shall be calculated and paid monthly. Landlord shall use reasonable efforts to mitigate damages and relet the Premises.

                 14.2.2 ACCELERATION PROHIBITED. There shall be no liability or obligation on the part of Tenant to pay any Base Rent prior to the date the same would otherwise have become due in the absence of any Event of Default, it being understood that Landlord shall not have the right to accelerate the payment of any Base Rent due in the future ("Future Rent"). In the event Landlord terminates this Lease, Tenant's liability for Future Rent (as well as any damages specifically in lieu of or representing such Future Rent) shall terminate, except to the extent and in the manner provided for in Section
14.2.1 above.  Nothing
contained in this Section 14.2.2 shall affect or diminish Landlord's rights to recover Other Damages as defined in Section 14.2.1 above.

         14.3 LANDLORD'S DEFAULT; TENANT'S REMEDIES. In the event that Landlord fails to perform any of its obligations under this Lease, Tenant may, at its option, and following notification of Landlord of such failure and provided Landlord has not commenced to cure such default, (i) perform Landlord's obligations and reduce Tenant's payment of Base Rent and Additional Charges to reimburse Tenant for such performance of Landlord's obligation, which amount may include attorneys' fees and reasonable administrative costs,
(ii) reduce Tenant's payment of Base Rent and Additional Charges to the extent that Landlord's failure to perform its obligation affects Tenant's use of its Premises, or (iii) terminate this Lease. If Tenant elects to terminate this Lease, Landlord shall be liable for any and all of Tenant's relocation costs, including such rent which Tenant may be required to pay under another lease in excess of the rent Tenant is required to pay under this Lease. No failure by Tenant to insist upon the strict performance of any term hereof or to exercise any right or remedy upon a breach by Landlord thereof, shall constitute a waiver of any such breach or of any such term. Efforts by Tenant to mitigate the damages caused by Landlord's breach of this Lease shall not be construed to be a waiver of Tenant's right to recover damages. Tenant shall be under no obligation to observe or perform any covenant of this Lease on its part to be observed or performed which accrues after the date of any default by Landlord, and for so long as such default continues.

15. ASSIGNMENT AND SUBLETTING. Tenant may assign, sublet, or permit occupancy by any party other than Tenant of all or any part of the Premises for any legal use which is compatible with the applicable zoning and the overall nature, quality and tenant mix of the Center.

16.      OFFSET STATEMENT, ATTORNMENT AND SUBORDINATION; QUIET ENJOYMENT.

         16.1 OFFSET STATEMENT. within twenty (20) days after request therefor by either party, an offset statement may be required from the other party, at no cost or expense to the requesting party, provided the party furnishing such statement need only submit its standard form offset statement. If the requesting party requires other than the standard form offset, such statement shall be granted, provided (i) the party issuing such statement is reimbursed for its reasonable administrative and legal expenses in responding to such request; and (ii) the party delivering the statement need certify only that this Lease is in full force and effect, the date of Tenant's most recent payment of Base Rent, and that to the best of its knowledge, it has no defenses or offsets outstanding to the enforcement of the Lease, or stating those claimed.

         16.2 ATTORNMENT. In the event of any foreclosure or deed in lieu of foreclosure under any first mortgage or first deed of trust encumbering the Premises, or any part thereof, or in the event of a termination of a ground lease, if any, Tenant shall, if so requested, attorn to the purchaser, grantee or ground lessor (collectively, "Successor") , as the case may be, and recognize such Successor as the Landlord under this Lease; provided, however, that Tenant's obligation to so attorn to any Successor is expressly conditioned upon Tenant's prior receipt from such Successor of a satisfactory non-disturbance agreement and written assumption of Landlord's obligations (past, present and future) under this Lease.

         16.3 QUIET ENJOYMENT. Landlord covenants with Tenant that so long as no Event of Default on the part of Tenant has occurred hereunder, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the term of this Lease, and any renewals or extensions thereof, and that neither Landlord, nor any party claiming under or through Landlord, shall disturb the use or the occupancy of the Premises by Tenant and Landlord shall defend Tenant's right to such use and occupancy.

17.      ENVIRONMENTAL MATTERS.

         17.1 LANDLORD'S INDEMNIFICATION OF TENANT. Landlord shall indemnify and hold harmless (a) Tenant and any person or entity who acquires all or any portion of the leasehold interest hereunder in any manner and (b) the directors, officers, shareholders, employees, successors and assigns of Tenant, from and against any and all damages arising from the presence of hazardous materials upon, about, or beneath the Premises, or migrating to or from the Center to the Premises, whether foreseeable or unforeseeable, and, except as set forth in Section 17.2 below, regardless of when such damages occurred. For purposes of this Lease, "hazardous materials" means those materials included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste" or "toxic substances" or words of similar import, including, but not limited to, Sections 66680-66685 of Title 22 of the California Administrative Code, Division 4, Chapter 30; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, as amended, 249 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.

         17.2 EXCLUSIONS. Notwithstanding the foregoing, Landlord's obligations hereunder shall not apply with respect to damages caused solely by Tenant after the date hereof unless such damages are of a continuous nature and commenced prior to the date hereof.

         17.3 SURVIVABILITY. The obligation of the Landlord hereunder shall be continuing and shall survive the termination or expiration of this Lease and any transfer of title to the Center (whether by sale, foreclosure, deed in lieu of foreclosure or otherwise).

18.      GENERAL PROVISIONS.

         18.1 HOLDING OVER. If Tenant remains in possession of the Premises after the term of this Lease, or any extensions or renewals thereof, Tenant shall become a tenant from month to month at the Base Rent payable during the last month of the Initial Term or Extension Term of this Lease, or any extensions or renewals thereof and upon the other terms herein specified, and such tenancy shall continue until terminated by Landlord or Tenant giving the other at least thirty (30) days prior notice of its intention to terminate tenancy.

         18.2 NOTICES. All notices required to be given hereunder shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or by personal delivery, to the appropriate address indicated in the Basic Lease Information, or at such other place or places as either Landlord or Tenant may, from time to time, designate in a written notice given to the other. Notices shall be deemed sufficiently served three (3) days after the date of mailing thereof, or upon personal delivery.

         18.3 SUCCESSORS BOUND. This Lease and each of its covenants and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and legal representatives and their respective assigns, subject to the provisions hereof. Whenever in this Lease a reference is made to the Landlord or Tenant, such reference shall be deemed to refer to the person in whom the interest of Landlord or Tenant shall be vested. Any successor or assignee of Landlord or Tenant who accepts an assignment or the benefit of this Lease and enters into possession or enjoyment hereunder shall thereby assume and agree to perform and be bound by the covenants and conditions thereof.

         18.4 WAIVER. No waiver of any default or breach of any covenant by either party hereunder shall be implied from any omission by either party to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the waiver, and then said waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term or condition contained herein by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by either party requiring further consent or approval shall not be deemed to waive or render unnecessary their consent or approval to or of any subsequent similar acts.

         18.5 TIME. Time is of the essence of every provision hereof. If any date set forth for the performance of any obligation or for the delivery of any instrument or notice should be on a Saturday, Sunday or legal holiday, compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions and post offices are generally closed in the State of California for observance thereof. Except as expressly provided to the contrary in this Lease, all references to days shall mean calendar days.

         18.6 ATTORNEYS' FEES. In any action or proceeding which the Landlord or the Tenant may be required to prosecute to enforce its respective rights hereunder, the unsuccessful party therein agrees to pay all costs incurred by the prevailing party therein, including reasonable attorneys' fees, to be fixed by the court, and said costs and attorneys' fees shall be made a part of the judgment in said action.

         18.7 CONSTRUCTION. This Lease shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Landlord and Tenant have been independently represented and have contributed substantially and materially to the preparation of this Lease. The captions, article numbers and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

         18.8 SEVERABILITY. If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Lease, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         18.9 APPLICABLE LAW. This Lease, and the rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the State of California.

         18.10 ADDITIONAL CONDITIONS TO LEASE. The submission of this document does not constitute a lease. This document shall become effective and binding upon Tenant only upon the satisfaction of each of the following conditions precedent: (i) the approval of the transaction contemplated by this Lease by senior management of Tenant; and (ii) Tenant's receipt, within one hundred twenty (120) days after the full execution of this Lease, of the approval of the transaction contemplated by this Lease by the Comptroller of the Currency. Promptly after the full execution of this Lease, Tenant shall apply for and diligently pursue such approval from the Comptroller of the Currency. No act or omission of any employee or agent of Tenant or of Tenant's broker or managing agent shall alter, change, or modify any of the provisions hereof.

         18.11 RECORDING. This Lease may be recorded at either party's election and each party shall execute and deliver as necessary a short form hereof, in a recordable form.

         18.12 CONSENT. Except as otherwise expressly provided in this Lease, whenever either parties' consent or approval is required under the terms of this Lease, such consent or approval shall not be unreasonably withheld and shall be delivered within ten (10) days of the date such approval or consent is requested. Failure to respond within such period shall be conclusive on the non-responding party that its consent or approval was given. If either party withholds its consent or approval, then such failure to consent or approve shall only be effective if accompanied by a detailed explanation of the reasons for failing to consent or approve.

         18.13 ENTIRE AGREEMENT. This Lease sets forth all covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between Landlord and Tenant other than as are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by Landlord and Tenant.

         18.14 AUTHORITY. Each individual executing this Lease on behalf of Landlord or Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of the party for whom he or she is signing, and that this Lease is binding upon the party for whom he or she is signing in accordance with its terms.

         IN WITNESS WHEREOF, the parties shall be deemed to have executed this Lease as of the date first set forth above.


"Tenant"                                   "Landlord"

WELLS FARGO BANK,                          CAMBRIA VILLAGE SQUARE
NATIONAL ASSOCIATION,
a national banking association

      [SIG]                                       [SIG]
By:______________________________          By:______________________________

Its:_____________________________          Its:_____________________________

      [SIG]
By:______________________________          By:______________________________

Its:_____________________________          Its:_____________________________

                       ASSIGNMENT OF LEASE AND ASSUMPTION


         KNOW THAT WELLS FARGO BANK, NATIONAL ASSOCIATION, a national bank, organized under the laws of the United States, having its principal office in San Francisco, California ("Assignor"), in consideration of One Dollar ($1.00) and other good and valuable consideration paid by HERITAGE OAKS BANK, with its principal office located in Paso Robles, California ("Assignee"), hereby assigns unto the Assignee all of Assignor's right, title and interest as tenant under a certain lease more particularly described on Attachment A hereto, covering premises described on such attachment and in such Lease (the "Lease").

         TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after 11:59 P.M ., California time, the day prior to the date hereof (the "Effective Time"), subject to the terms, covenants, conditions and provisions set forth in the Lease.

         ASSIGNEE hereby assumes, effective as of the Effective Time, the performance of all terms, covenants and obligations of the Lease on the part of Assignor to be performed under the Lease.

         IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the 21st of February, 1997.


                                       WELLS FARGO BANK,
                                       NATIONAL, ASSOCIATION


                                       By: /s/ DAVID NELSON
                                           -----------------------
                                           Name: David Nelson
                                           Title: Senior Vice President

                                       By: /s/ ARTHUR BARBOUR
                                           -----------------------
                                           Name: Arthur Barbour
                                           Title: Vice President



                                       HERITAGE OAKS BANK


                                       By: /s/ LAWRENCE P. WARD
                                           -----------------------
                                           Name: Lawrence P. Ward
                                           Title: President

                          AMENDMENT TO LEASE AGREEMENT

         THIS AMENDMENT TO LEASE AGREEMENT (the "Amendment") is for reference purposes only, entered into this 20th day of January, 1995, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as tenant ("Tenant") and CAMBRIA VILLAGE SQUARE, as landlord ("Landlord") , with reference to the following recitals:

                                    RECITALS

         A. Landlord and Tenant are parties to that certain Lease Agreement dated May 1, 1994 (the "Lease"), covering the premises (the "Premises") consisting of approximately 2,916 rentable square feet of Building J ("Building J") located at 1276 Tamson Drive, Cambria, California, in the shopping center commonly known as Cambria Village Square Shopping Center (the "Center")

         B. Landlord and Tenant desire to amend certain provisions of the Lease dealing with common area maintenance charges and real estate taxes pursuant to the terms, covenants and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

         1. COMMON AREA MAINTENANCE CHARGES. Notwithstanding the provisions of Section 5.1 of the Lease to the contrary, Tenant's pro rata share of the Operating Expenses, as defined in the Lease but specifically excluding the insurance premiums paid by Landlord to insure the Center, shall be 8.38% based on the rentable square feet of the Premises (2,916 square feet) divided by the total rentable square feet of Buildings F, G, J, I and H (collectively 34,797 square feet) of the Center.

         2. REAL PROPERTY TAXES AND INSURANCE. Notwithstanding the provisions of Section 7.1 of the Lease to the contrary, Tenant's pro rata share of the Impositions, as defined in the Lease and specifically including the insurance premiums paid by Landlord to insure the Center, shall be 4.743% based on the rentable square feet of the Premises (2,916 square feet) divided by the total rentable square feet of all buildings in the Center (collectively 61,480 square feet).

         3. INCONSISTENT PROVISIONS. The provisions of the Lease are hereby ratified and continue in full force and effect, except to the extent inconsistent with this Amendment.

         IN WITNESS WHEREOF, the parties shall be deemed to have executed this Lease as of the date first set forth above.


"Tenant"                                   "Landlord"

WELLS FARGO BANK,                          CAMBRIA VILLAGE SQUARE
NATIONAL ASSOCIATION,
a national banking association

         [SIG]                                     [SIG]
By:______________________________          By:______________________________

Its:_____________________________          Its:_____________________________


         [SIG]
By:______________________________          By:______________________________

         Vice President
Its:_____________________________          Its:_____________________________





                                      -2-